Exhibit 99.1

PRESS RELEASE
Editorial Contact:	For Release:
Peter Schuman	IMMEDIATE
(408) 764-4174	May 17, 2007
No. 11105

Coherent, Inc. Receives Additional Letter from NASDAQ

Coherent, Inc. (Santa Clara, CA) (NASDAQ:COHR) today announced that, as anticipated, on May 14, 2007, it received an additional NASDAQ Staff Determination letter indicating that the Company is not currently in compliance with NASDAQ’s listing requirements as set forth in Marketplace Rule 4310(c)(14) due to the delayed filing of the Company’s Form 10-Q for the fiscal quarter ended March 31, 2007.  The notice stated that the delay in filing could serve as an additional basis for delisting of the Company’s securities.

As previously disclosed, the Company initiated an independent review by a special committee of its board of directors of the Company’s historical stock option practices and related accounting.  The Company requested the independent review following an internal review of its historical stock option practices, which was a voluntary review initiated in light of news of the option practices of numerous companies across several industries.  Independent counsel and advisors are assisting the special committee with its review.  At this time, the Company has not determined if it needs to record any non-cash adjustments related to prior stock option grants or to restate any of its previously filed financial statements. The Company will provide only selected financial information while the special committee completes its review.

Founded in 1966, Coherent, Inc. is a Standard & Poor’s SmallCap 600 company and a world leader in providing laser-based solutions to the commercial and scientific research markets.

Please direct any questions to Peter Schuman, Director, Investor Relations at 408-764-4174. For more information about Coherent, visit the Company’s Web site at http://www.coherent.com/ for product and financial updates.

5100 Patrick Henry Dr. • P. O. Box 54980, Santa Clara, California  95056–0980 • Telephone (408) 764-4000